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                                                                     Exhibit 3.1


                          CERTIFICATE OF INCORPORATION
                                       OF
                           COVENTRY HEALTH CARE, INC.

         The undersigned natural person, being over 18 years of age, whose address is 2700 First American Center, 25th Floor, Nashville, Tennessee 37238 and who is acting in order to form a corporation under the general laws of the State of Delaware, adopts the following Certificate of Incorporation for Coventry Health Care, Inc. (the "Corporation"):

                                   ARTICLE I.
                                      NAME

         The name of the Corporation is:  Coventry Health Care, Inc.


                                   ARTICLE II.
                  PRINCIPAL OFFICE; REGISTERED OFFICE AND AGENT

         1.  The street address of the Corporation's principal office is:

                  6705 Rockledge Drive
                  Suite 100
                  Bethesda, MD 20817
                  County of Montgomery




         2. The name and street address of the Corporation's initial registered agent in the State of Delaware is:

                  National Registered Agents, Inc.
                  9 East Loockerman Street
                  Dover, Delaware 19901
                  County of Kent


                                  ARTICLE III.
                                     PURPOSE

         The Corporation is organized for profit. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Delaware General Corporation Law (the "DGCL"), as amended from time to time.



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                                   ARTICLE IV.
                                      STOCK

         The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 207,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value of $0.01 per share ("Common Stock"), 6,000,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share ("Series A Preferred Stock"), and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share ("Undesignated Preferred Stock"). The aggregate par value of all shares shall be $2,070,000.

         1.       SERIES A PREFERRED STOCK.

             A. Designation and Amount. The number of shares constituting the Series A Preferred Stock shall be 6,000,000.

             B.   Dividends.

                  (1) From the date of issuance hereof, until May 28, 1999 (the "Dividend Payment Date"), the holders of Series A Preferred Stock shall be entitled to receive, when and as declared, out of the net profits of the Corporation, dividends at the rate of $0.83 per annum, payable in additional shares of Series A Preferred Stock, before any dividends shall be set apart for or paid upon the Common Stock or any other stock ranking on liquidation junior to the Series A Preferred Stock (such stock being referred to hereinafter collectively as "Junior Stock") in any year. Dividends shall be payable semi-annually on each November 28 and May 28, beginning May 28, 1998, through and including the Dividend Payment Date. The number of shares of Series A Preferred Stock to be issued in payment of the dividend with respect to each outstanding share of Series A Preferred Stock shall be determined by dividing the amount of the dividend that would have been payable had such dividend been paid in cash by $10.00. To the extent that any such dividend would result in the issuance of a fractional share of Series A Preferred Stock (which shall be determined with respect to the aggregate number of shares of Series A Preferred Stock held of record by each holder) then the amount of such fraction multiplied by $10.00 shall be paid in cash (unless there are no legally available funds with which to make such cash payment, in which event such cash payment shall be made as soon as possible). All dividends declared upon Series A Preferred Stock shall be declared pro rata per share.

                  (2) Dividends on the Series A Preferred Stock through the Dividend Payment Date shall be cumulative, whether or not in either fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year, so that if in either fiscal year, dividends in whole or in part are not paid upon the Series A Preferred Stock, unpaid dividends shall accumulate as against the holders of the Junior Stock and no sums in that fiscal year or any subsequent fiscal year shall be paid to the holders of Junior Stock unless and until all dividends accrued and payable in respect of the Series A Preferred Stock have been paid or a sum sufficient for such payment shall have been set apart.


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                  (3) At all times after the Dividend Payment Date, if, as and when the Board of Directors of the Corporation declares any cash dividend on the shares of Common Stock, the Board of Directors shall declare a cash dividend on each share of Series A Preferred Stock equal to the dividend payable on each share of Common Stock multiplied by the number of shares of Common Stock into which such share of Series A Preferred Stock is convertible on the record date for such dividend. Such dividend shall be payable at the same time and otherwise on the same terms as any dividend paid on the Common Stock.

             C.   Liquidation, Dissolution or Winding Up.

                  (1) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series A (hereinafter as "Senior Preferred Stock") upon such liquidation, dissolution or winding up, but before any payment shall be made to the holders of Junior Stock, an amount equal to $10.00 per share (subject to adjustment in the event of any dividend, stock split, stock distribution or combination with respect to such shares), plus any accrued but unpaid dividends as of the date of such liquidation, dissolution or winding-up. If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of Senior Preferred Stock shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock, and any class of stock ranking on liquidation on a parity with the Series A Preferred Stock, shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

                  (2) After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock and Series A Preferred Stock and any other series of Preferred Stock upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Common Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

                  (3) The merger or consolidation of the Corporation into or with another corporation, the merger or consolidation of any other corporation into or with the Corporation, or the sale, conveyance, mortgage, pledge or lease of all or substantially all the assets of the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Paragraph C, unless waived by the holders of a majority of the then outstanding shares of Series A Preferred Stock or unless, as of the date immediately preceding such merger or consolidation, the Market Price is such that the outstanding shares of Series A Preferred Stock would be otherwise redeemable pursuant to Paragraph H(2) hereof, notwithstanding that such merger or



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consolidation occurs prior to the third anniversary of the Second Closing Date as defined in the Purchase Agreement referred to in Paragraph D(3)(b) hereof.

             D.   Voting.

                  (1) Each issued and outstanding share of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock is convertible (as adjusted from time to time pursuant to Paragraph E hereof), at each meeting of stockholders of the Corporation with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration other than the election of directors (as to which the Series A Preferred Stock shall have rights voting separately as a class as set out in subparagraph (2) below). Except as provided by law, by the provisions of subparagraphs (2), (3) and (4) below, holders of Series A Preferred Stock and of any other outstanding Preferred Stock shall vote together with the holders of Common Stock as a single class.

                  (2) For so long as at least 1,000,000 shares of Series A Preferred Stock remain outstanding (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), the holders of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect two directors (herein referred to as the "Series A Directors"). In the event the Board of Directors is increased to more than nine directors, for so long as any shares of Series A Preferred Stock remain outstanding, the holders of record of a majority of the outstanding shares of Series A Preferred Stock shall be entitled to select the whole number of Series A Directors obtained by multiplying (a) the number of directors on the Board of Directors (including the Series A Directors) by (b) a fraction, the numerator of which is equal to the number of shares of Series A Preferred Stock then outstanding and the denominator of which is equal to the total number of shares of capital stock of the Corporation then outstanding measured in each case on an as converted to Common Stock basis. Each such Series A Director shall be (x)(i) a partner, officer or employee of Warburg, Pincus Ventures, L.P. or any of its affiliates or (ii) a person who is not a member of the board of directors or an employee or consultant of any company which owns, manages or provides services to health maintenance organizations ("HMOs") or preferred provider organizations ("PPOs") in any of the geographic markets in which the Corporation, its subsidiaries, or the HMOs and PPOs managed by the Corporation or its subsidiaries operate HMOs or PPOs as of the date such person agrees to be designated to the Board of Directors of the Corporation, and (y) elected by the affirmative vote of the holders of record of a majority of the outstanding shares of Series A Preferred Stock either at meetings of stockholders at which directors are elected, a special meeting of holders of Series A Preferred Stock or by written consent without a meeting in accordance with the DGCL. Each Series A Director so elected shall be in a separate class from the other Series A Director, and each shall serve for the term of that class. In addition to any other requirement herein, any vacancy in the position of a Series A Director shall require the affirmative vote of the holders of a majority of the Series A Preferred Stock in order to be filled. In addition to any other requirement herein, the removal of a Series A Director shall require the affirmative vote, at a special meeting of holders of Series A Preferred Stock called for such purpose, or the written consent, of the holders of record of a majority of the outstanding shares

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of Series A Preferred Stock. Any vacancy created by such removal may also be filled at such meeting or by such consent.

                  (3) In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of a majority of the holders of Series A Preferred Stock:

                           (a) amend, alter or repeal any provision of the
Corporation's Certificate of Incorporation or amend, alter or repeal any provision of the Bylaws that would adversely affect the rights of the holders of Series A Preferred Stock, including, without limitation, any increase in the number of shares of Series A Preferred Stock;

                           (b) issue any shares of Series A Preferred Stock
other than upon exchange of the Notes (as defined in the Amended and Restated Securities Purchase Agreement, dated as of April 2, 1997, by and among the Corporation, Franklin Capital Associates III L.P. and Warburg, Pincus Ventures, L.P. (the "Purchase Agreement")) or pursuant to Paragraph B(1) hereof; or

                           (c) amend, alter or repeal the preferences, special
rights or other powers of the Series A Preferred Stock so as to affect adversely the Series A Preferred Stock. For this purpose, the authorization or issuance of any series of Preferred Stock with preference or priority over, or being on a parity with the Series A Preferred Stock as to the right to receive dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed so to affect adversely the Series A Preferred Stock.

             E. Optional Conversion. Each share of Series A Preferred Stock may be converted at any time, at the option of the holder thereof, in the manner hereinafter provided, into fully-paid and nonassessable shares of Common Stock, provided, however, that on any redemption of any Series A Preferred Stock or any liquidation of the Corporation, the right of conversion shall terminate at the close of business on the full business day next preceding the date fixed for such redemption or for the payment of any amounts distributable on liquidation to the holders of Series A Preferred Stock.

                  (1) The initial conversion rate for the Series A Preferred Stock shall be one share of Common Stock for each one share of Series A Preferred Stock surrendered for conversion, representing an initial Conversion Price (for purposes of Paragraph F hereof) of $10.00 per share of the Corporation's Common Stock plus a number of additional shares of Common Stock equal to the amount of accrued but unpaid dividends (whether or not currently payable) through the date of such conversion divided by the Conversion Price then in effect. The applicable conversion rate and Conversion Price from time to time in effect is subject to adjustment as hereinafter provided.

                  (2) The Corporation shall not issue fractions of shares of Common Stock upon conversion of Series A Preferred Stock or scrip in lieu thereof. If any fraction of a share of Common Stock would, except for the provisions of this subparagraph (2), be issuable upon conversion of any

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Series A Preferred Stock, the Corporation shall in lieu thereof pay to the person entitled thereto anamount in cash equal to the average Market Price for the ten-day trading period preceding such issuance and sale of such fraction, calculated to the nearest one-hundredth (1/100) of a share. For purposes hereof, the term "Market Price" shall mean (i) if the Common Stock is traded on a national securities exchange, the last reported sale price of a share of Common Stock, regular way on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof regular way on such date, in either case as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted for trading, or, (ii) if the Common Stock is not then listed or admitted for trading on any national securities exchange but is designated as a national market system security by the NASD, the last reported trading price of the Common Stock on such date, or (iii) if not listed or admitted to trading on any national securities exchange or designated as a national market system security, the average of the reported bid and asked price of the Common Stock on such date in the over-the-counter market as furnished by the National Quotation Bureau, Inc., or, if such firm is not then engaged in the business of reporting such prices, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Corporation or, (iv) if the shares of Common Stock are not so publicly traded, the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                  (3) Whenever the Conversion Price shall be adjusted as provided in Paragraph F hereof, the Corporation shall forthwith file at each office designated for the conversion of Series A Preferred Stock, a statement, signed by the Chairman of the Board, the President, any Vice President or Treasurer of the Corporation, showing in reasonable detail the facts requiring such adjustment. The Corporation shall also cause a notice setting forth any such adjustments to be sent by mail, first class, postage prepaid, to each record holder of Series A Preferred Stock at his or its address appearing on the stock register. If such notice relates to an adjustment resulting from an event referred to in Paragraph F(7), such notice shall be included as part of the notice required to be mailed and published under the provisions of Paragraph F(7) hereof.

                  (4) In order to exercise the conversion right, the holder of any Series A Preferred Stock to be converted shall surrender his or its certificate or certificates therefore to the principal office of the transfer agent for the Series A Preferred Stock (or if no transfer agent be at the time appointed, then the Corporation at its principal office), and shall give written notice to the Corporation at such office that the holder elects to convert the Series A Preferred Stock represented by such certificates, or any number thereof. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued, subject to any restrictions on transfer relating to shares of the Series A Preferred Stock or shares of Common Stock upon conversion thereof. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly authorized in writing. The date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of the certificates and notice shall be the conversion date. As soon as practicable after receipt of such notice and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and


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delivered at such office to such holder, or on his or its written order, a certificate or certificates forthe number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Paragraph E(2) hereof in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

                  (5) The Corporation shall at all times when the Series A Preferred Stock shall be outstanding reserve and keep available out of its authorized but unissued stock, for the purposes of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and nonassessable shares of such Common Stock at such adjusted Conversion Price.

                  (6) All shares of Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate except only the right of the holder thereof to receive shares of Common Stock in exchange therefor. Any shares of Series A Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly.

             F.   Anti-dilution Provisions.

                  (1) In order to prevent dilution of the right granted hereunder, the Conversion Price shall be subject to adjustment from time to time in accordance with this Paragraph F(1). At any given time the Conversion Price shall be that dollar (or part of a dollar) amount the payment of which shall be sufficient at the given time to acquire one share of the Corporation's Common Stock upon conversion of shares of Series A Preferred Stock. Upon each adjustment of the Conversion Price pursuant to Paragraph F, the registered Holder of shares of Series A Preferred Stock shall thereafter be entitled to acquire upon exercise, at the Conversion Price resulting from such adjustment, the number of shares of the Corporation's Common Stock obtainable by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares of the Corporation's Common Stock acquirable immediately prior to such adjustment and dividing the product thereof by the Conversion Price resulting from such adjustment. For purposes of this Paragraph F, the term "Number of Common Shares Deemed Outstanding" at any given time shall mean the sum of (x) the number of shares of the Corporation's Common Stock outstanding at such time, (y) the number of shares of the Corporation's Common Stock issuable assuming conversion at such time of the Corporation's other series of convertible preferred stock, if any, and (z) the number of shares of the Corporation's Common Stock deemed to be outstanding under subparagraphs F(2)(i) to (ix), inclusive, at such time.


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                  (2) Except as provided in Paragraph F(3) or F(5) below, if and whenever on or after the date of initial issuance of the Series A Preferred
Stock (the "Initial Issuance Date"), the Corporation shall issue or sell, or shall in accordance with Paragraphs F(2)(i) to (ix), inclusive, be deemed to have issued or sold any shares of its Common Stock for a consideration per share less than the average Market Price for the ten trading days immediately preceding such issuance or sale, then forthwith upon such issue or sale (the "Triggering Transaction"), the Conversion Price shall, subject to subparagraphs
(i) to (ix) of this Paragraph F(2), be reduced to the Conversion Price (calculated to the nearest tenth of a cent) determined by multiplying the Conversion Price in effect immediately prior to the time of such Triggering Transaction by a fraction, the numerator of which shall be the sum of (x) the Number of Shares Deemed Outstanding immediately prior to such Triggering Transaction and (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation upon such Triggering Transaction would purchase at the average Market Price for the ten-day period immediately preceding such Triggering Transaction, and the denominator of which shall be the Number of Shares Deemed Outstanding immediately after such Triggering Transaction.

                  For purposes of determining the adjusted Conversion Price under this Paragraph F(2), the following subparagraphs (i) to (ix), inclusive, shall be applicable:

                           (i) In case the Corporation at any time shall in any
manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable and the price per share for which the Common Stock is issuable upon exercise, conversion or exchange (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities) shall be less than the average Market Price in effect for the ten-day trading period immediately prior to the time of the granting of such Option, then the total maximum amount of Common Stock issuable upon the exercise of such Options or in the case of Options for Convertible Securities, upon the conversion or exchange of such Convertible Securities shall (as of the date of granting of such Options) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such shares of Common Stock or such Convertible Securities upon the exercise of such Options, except as otherwise provided in subparagraph
(iii) below.


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                           (ii) In case the Corporation at any time shall in any
manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the average Market Price in effect for the ten-day trading period immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. No adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon exercise of the rights to exchange or convert under such Convertible Securities, except as otherwise provided in subparagraph (iii) below.

                           (iii) If the purchase price provided for in any
Options referred to in subparagraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraphs (i) or (ii), or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution of the type set forth in Paragraphs F(2) or F(4)), the Conversion Price in effect at the time of such change shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration at the time initially granted, issued or sold. If the purchase price provided for in any Option referred to in subparagraph (i) or the rate at which any Convertible Securities referred to in subparagraphs (i) or (ii) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Security, the Conversion Price then in effect hereunder shall forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Security never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is hereby reduced.

                           (iv) On the expiration of any Option or the
termination of any right to convert or exchange any Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.


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                           (v) In case any Options shall be issued in connection
with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

                           (vi) In case any shares of Common Stock, Options or
Convertible Securities shall be issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (before deduction for expenses or underwriters discounts or commissions related to such issue or sale). In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation. In case any shares of Common Stock, Options or Convertible Securities shall be issued in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving corporation as shall be attributable to such Common Stock, Options or Convertible Securities, as the case may be as determined in good faith by the Board of Directors of the Corporation.

                           (vii) The number of shares of Common Stock
outstanding at any given time shall not include shares owned or held by or for the account of the Corporation and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock for the purpose of this Paragraph F(2).

                           (viii) In case the Corporation shall declare a
dividend or make any other distribution upon the stock of the Corporation payable in Common Stock, Options, or Convertible Securities, then in such case any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                           (ix) For purposes of this Paragraph F(2), in case the
Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities, or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right or subscription or purchase, as the case may be.

                  (3) In the event the Corporation shall declare a dividend upon the Common Stock (other than a dividend payable in Common Stock covered by Paragraph F(2)(viii))payable otherwise than out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, including the making of appropriate deductions for minority interests, if any, in subsidiaries (herein referred to as "Liquidating Dividends"), then, as soon as possible after the

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conversion of any Series A Preferred Stock, the Corporation shall pay to the person converting such Series A Preferred Stock an amount equal to the aggregate value at the time of such exercise of all Liquidating Dividends (including but not limited to the Common Stock which would have been issued at the time of such earlier exercise and all other securities which would have been issued with respect to such Common Stock by reason of stock splits, stock dividends, mergers or reorganizations, or for any other reason). For the purposes of this Paragraph F(3), a dividend other than in cash shall be considered payable out of earnings or earned surplus only to the extent that such earnings or earned surplus are charged an amount equal to the fair value of such dividend as determined in good faith by the Board of Directors of the Corporation.

                  (4) In case the Corporation shall at any time subdivide (other than by means of a dividend payable in Common Stock covered by Paragraph F(2)(viii)) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

                  (5) If any capital reorganization or reclassification of the capital stock of the Corporation, or consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or other property with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the holders of the Series A Preferred Stock shall have the right to acquire and receive upon conversion of the Series A Preferred Stock, which right shall be prior to the rights of the holders of Junior Stock (but after and subject to the rights of holders of Senior Preferred Stock, if any), such shares of stock, securities, cash or other property issuable or payable (as part of the reorganization, reclassification, consolidation, merger or sale) with respect to or in exchange for such number of outstanding shares of the Corporation's Common Stock as would have been received upon conversion of the Series A Preferred Stock at the Conversion Price then in effect. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument mailed or delivered to the holders of the Series A Preferred Stock at the last address of each such holder appearing on the books of the Corporation, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to purchase. If a purchase, tender or exchange offer is made to and accepted by the holders of more than fifty percent (50%) of the outstanding shares of Common Stock of the Corporation, the Corporation shall not effect any consolidation, merger or sale with the person having made such offer or with any Affiliate of such person, unless prior to the consummation of such consolidation, merger or sale the holders of the Series A Preferred Stock shall have been given a reasonable opportunity to then elect to receive upon the conversion of the Series A Preferred Stock either the stock, securities or assets then issuable with respect to the Common Stock of the Corporation or the stock, securities or assets, or the equivalent, issued to previous holders of the Common Stock in accordance with such offer. For purposes hereof, the term "Affiliate" with respect to any given person shall mean any person controlling, controlled by or under common control with the given person.

                  (6) The provisions of this Paragraph F shall not apply to any Common Stock issued, issuable or deemed outstanding under Paragraphs F(2)(i) to
(ix) inclusive: (i) to any person pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of employees, consultants or directors of the Corporation or its subsidiaries in effect on the Initial Issuance Date or thereafter adopted by the Board of Directors of the Corporation (or physicians or providers contracting with the Corporation or any of its Subsidiaries) (ii) pursuant to options, warrants and conversion rights in existence on the Initial Issuance Date, (iii) upon exercise of the Warrants issued to Franklin Capital Associates, III L.P. ("Franklin") and Warburg, Pincus Ventures, L.P. ("Warburg") pursuant to the Purchase Agreement, (iv) on conversion of the Series A Preferred Stock or the sale of any additional shares of Series A Preferred Stock or the issuance of additional shares of Series A Preferred Stock as dividends pursuant to Paragraph B(2) hereof, or (v) in connection with underwritten public offerings for cash pursuant to a registration statement filed under the Securities Act of Common Stock, Options or Convertible Securities.

                  (7) In the event that:

                      (a) the Corporation shall declare any cash dividend upon its Common Stock, or

                      (b) the Corporation shall declare any dividend upon its Common Stock payable in stock or make any special dividend or other distribution to the holders of its Common Stock, or

                      (c) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, or

                      (d) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, including any subdivision or combination of its outstanding shares of Common Stock, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation, or

                      (e) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in connection with such event, the Corporation shall give to the holders of the Series A Preferred Stock:

                          (i) at least 20 days prior written notice of the date
on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up; and

                         (ii) in the case of any such reorganization,
reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of the Series A Preferred Stock at the address of each such holder as shown on the books of the Corporation.

                  (8) If at any time or from time to time on or after the Initial Issuance Date, the Corporation shall grant, issue or sell any Options, Convertible Securities or rights to purchase property (the "Purchase Rights") pro rata to the record holders of any class of Common Stock of the Corporation and such grants, issuances or sales do not result in an adjustment of the Conversion Price under Paragraph F(2) hereof, then each holder of Series A Preferred Stock shall be entitled to acquire (within 30 days after the later to occur of the initial exercise date of such Purchase Rights or receipt by such holder of the notice concerning Purchase Rights to which such holder shall be entitled under Paragraph F(7)) and upon the terms applicable to such Purchase Rights either:

                           (a) the aggregate Purchase Rights which such holder
could have acquired if it had held the number of shares of Common Stock acquirable upon conversion of the Series A Preferred Stock immediately before the grant, issuance or sale of such Purchase Rights; provided that if any Purchase Rights were distributed to holders of Common Stock without the payment of additional consideration by such holders, corresponding Purchase Rights shall be distributed to the exercising holders of the Series A Preferred Stock as soon as possible after such exercise and it shall not be necessary for the exercising holder of the Series A Preferred Stock specifically to request delivery of such rights; or

                           (b) in the event that any such Purchase Rights shall
have expired or shall expire prior to the end of said 30-day period, the number of shares of Common Stock or the amount of property which such holder could have acquired upon such exercise at the time or times at which the Corporation granted, issued or sold such expired Purchase Rights.

                  (9) If any event occurs as to which, in the opinion of the Board of Directors of the Corporation, the provisions of this Paragraph F are not strictly applicable or if strictly applicable would not fairly protect the rights of the holders of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights as aforesaid, but in no event shall any adjustment have the effect of increasing the Conversion Price as otherwise determined pursuant to any of the provisions of this Paragraph F except in the case of a combination of shares of a type contemplated in Paragraph F(d) and then in no event to an amount larger than the Conversion Price as adjusted pursuant to Paragraph F(d).

             G.   Mandatory Conversion.

                  (1) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such shares upon the vote to so convert of the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

                  (2) All holders of record of shares of Series A Preferred Stock will be given at least ten days' prior written notice of the date fixed and the place designated for mandatory conversion of all of such shares of Series A Preferred Stock pursuant to this Paragraph G. Such notice will be sent by mail, first class, postage prepaid, to each record holder of shares of Series A Preferred Stock at such holder's address appearing on the stock register. On or before the date fixed for conversion each holder of shares of Series A Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Paragraph G. On the date fixed for conversion, all rights with respect to the Series A Preferred Stock so converted will terminate, except only the right of the holders thereof, upon surrender of their certificate or certificates therefore, to receive certificates for the number of shares of Common Stock into which such Series A Preferred Stock has been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his attorneys duly authorized in writing. All certificates evidencing shares of Series A Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Series A Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. As soon as practicable after the date of such mandatory conversion and the surrender of the certificate or certificates for Series A Preferred Stock as aforesaid, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Paragraph E(2) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

           H.     Redemption.

                  (1) The Corporation shall redeem (to the extent that such redemption shall not violate any applicable provisions of the laws of the State of Delaware) at a price of $10.00 per share (subject to adjustment in the event of any stock dividend, stock split, stock distribution or combination with respect to such shares), plus an amount equal to any dividends accrued but unpaid thereon (such amount is hereinafter referred to as the "Redemption Price"), on May 15 (the "Redemption Date") of each of the years 2002 through 2004, thirty-three and one-third percent (33 1/3%) of the shares of Series A Preferred Stock outstanding on the first Redemption Date or such lesser number of shares as shall then be outstanding. If the Corporation is unable at any Redemption Date to redeem any shares of Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws.

                  (2) The Series A Preferred Stock may not be redeemed before the third anniversary of the Second Closing Date. Thereafter, the Series A Preferred Stock shall be subject to redemption, in whole but not in part, at the option of the Corporation, if the Market Price of the Common Stock on each of the 20 consecutive days on which there was a price for such shares during the period ending within five days prior to the giving of written notice of redemption as provided in subparagraph (4) below is at least $17.00 per share (appropriately adjusted for any stock split, stock dividend or similar event) at a price in cash equal to the Redemption Price then in effect.

                  (3) In the event of any redemption of only a part of the then outstanding Series A Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series A Preferred Stock held on the date of notice of redemption).

                  (4) At least 30 days prior to each Redemption Date, written notice shall be mailed, postage prepaid, to each holder of record of Series A Preferred Stock to be redeemed, at his or its post office address last shown on the records of the Corporation, notifying such holder of the number of shares so to be redeemed, specifying the Redemption Date and the date on which such holder's conversion rights (pursuant to Paragraph E hereof) as to such shares terminate and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his or its certificate or certificates representing the shares to be redeemed (such notice is hereinafter referred to as the "Redemption Notice"). On or prior to each Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender his or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series A Preferred Stock designated for redemption in the Redemption Notice as holders of Series A Preferred Stock of the Corporation (except the right to receive the Redemption

Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

                  (5) Except as provided in subparagraph (1) above, the Corporation shall have no right to redeem the shares of Series A Preferred Stock. Any shares of Series A Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series A Preferred Stock accordingly. Nothing herein contained shall prevent or restrict the purchase by the Corporation, from time to time either at public or private sale, of the whole or any part of the Series A Preferred Stock at such price or prices as the Corporation may determine, subject to the provisions of applicable law.

         2.       UNDESIGNATED PREFERRED STOCK.

             A. Except as set forth herein or otherwise required by law, the Board of Directors is authorized to provide for the issuance of shares of Undesignated Preferred Stock in one or more series and, by filing with the Secretary of State of Delaware a Certificate of Designations, which will be effective without shareholder action in accordance with the provisions of the DGCL, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

             B. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the authority to provide that the shares of any such series may:

                  (1) have special, confidential or limited voting rights or no voting rights; provided, however, that the shares, if not convertible into Common Stock, will not have more than one vote per share, except as otherwise required by law, and if convertible into Common Stock will not have more votes per share than they would have if they were so converted, except as otherwise required by law;

                  (2) be redeemable or convertible: (a) at the option of the Corporation, by the shareholder or another person on the occurrence of a designated event; (b) for cash, indebtedness, securities, or other property; or
(c) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

                  (3) entitle the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative; and

                  (4) have a preference over any other classes or series with respect to distributions, including dividend and distributions upon the dissolution of the Corporation, all as the Board of Directors may deem advisable.


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



         3.     COMMON STOCK.   The designation, powers, preferences and rights,
and the qualifications, limitations and restrictions thereof in respect to shares of Common Stock are as follows:

             A. Voting Rights. Except as set forth herein or otherwise required by law, each outstanding share of Common Stock shall be entitled to vote on each matter on which the shareholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder.

             B. Dividends. The Board of Directors of the Corporation may cause dividends or other distributions to be paid to holders of Common Stock out of funds legally available therefor.


         4. PREEMPTIVE RIGHTS. The shareholders of the Corporation shall not have preemptive rights.

                                   ARTICLE V.
                               BOARD OF DIRECTORS

         1. FORMER EMPLOYEES OR OFFICERS AS DIRECTORS. The Board of Directors of the Corporation shall at all times contain a majority of members who are not present or former officers or employees of the Corporation or any subsidiary of the Corporation and are not members of the immediate family of, controlled by, or under common control with any such officer or employee, unless the members of the Board of Directors are approved by all shares entitled to vote.

         2. POWER TO ADOPT, AMEND OR REPEAL BYLAWS. The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

         3. NUMBER, ELECTION AND TERM. The initial number of directors shall be two. This number may be varied from time to time by the affirmative vote of a majority of the entire Board of Directors, but shall not be less than the minimum number required by the DGCL. For so long as the number of directors shall exceed three (3) directors, the directors shall be divided into three classes, designated Class I, Class II and Class III. All classes shall be as nearly equal in number as possible. The term of the initial Class I Directors shall expire on the date of the annual meeting of the shareholders of the Corporation to be held in 1998. The term of the initial Class II Directors shall expire on the date of the annual meeting of the shareholders of the Corporation to be held in 1999. The term of the initial Class III Directors shall expire on the date of the annual meeting of the shareholders of the Corporation to be held in 2000. At each annual meeting of the stockholders of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election. Each director shall hold office until the expiration of his or her term and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. If the number of directors is changed, any newly created directorships or any decrease in directorships shall be so apportioned among the classes so as to make all classes as nearly equal as possible. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.

         4. NAMES OF INITIAL DIRECTORS. The powers of the incorporator are to terminate upon the filing of this certificate of incorporation. The following two (2) persons will serve as the initial directors of the Corporation until the first annual meeting of stockholders or until their successors are elected and qualify:

                  Dale B. Wolf
                  Kenneth J. Linde

         5. NEWLY CREATED DIRECTORSHIPS AND VACANCIES. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors is present. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

         6. REMOVAL. Any director may be removed from office for cause by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, a director may be removed "for cause" only upon a finding that (i) the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the Corporation, and (ii) removal is in the best interests of the Corporation. Any director may be removed from office for any reason other than cause only upon the affirmative vote of the holders of not less than two-thirds (2/3) of the outstanding shares of capital stock of the Corporation entitled to vote thereon.

         7. SPECIAL MEETINGS OF SHAREHOLDERS. Special Meetings of shareholders may be called by the holders of not less than 50% of all shares entitled to vote at the meeting, or by the Chief Executive Officer, the President or the Board of Directors.

         8. AMENDMENT OR REPEAL OF THIS ARTICLE V. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the voting power of all shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal any provision of this Article V.


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


                                   ARTICLE VI.
                                 INDEMNIFICATION

         To the fullest extent permitted by the DGCL, as amended from time to time, a person who is or was a director, officer, employee or agent of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, officer, employee or agent and shall be indemnified against any liability or expense incurred by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, if such person acted in good faith and in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75 percent of the voting power of all shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or repeal this Article VI.

                                  ARTICLE VII.
                                   AMENDMENT

         The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL, amended from time to time, and not inconsistent herewith, and all rights and powers conferred herein on shareholders, directors and officers, if any, are subject to this reserved power.

         In witness whereof, I have signed this Certificate of Incorporation on the 17th day of December, 1997 and acknowledge the same to be my act.



                                    -------------------------------------
                                    WINSTON BRADSHAW SITTON, INCORPORATOR








                                       19